Exhibit 21.1

EXTREME NETWORKS, INC.

SUBSIDIARY LIST

June 2019

Name	Location
Extreme Networks, Inc.	Delaware
Extreme Networks IHC, Inc.	Delaware
Extreme Networks Delaware LLC	Delaware
Enterasys Networks, Inc.	Delaware
Extreme Federal, Inc.	Delaware
Extreme Networks Canada	Canada
Extreme Networks International (Cayman)	Cayman
Extreme Networks EMEA (Cayman)	Cayman
Extreme Networks Australia PTY, Ltd.	Australia
Extreme Networks Singapore Pte. Ltd.	Singapore
Extreme Networks Korea Ltd.	Korea
Extreme Networks India Private Limited	India
Extreme Networks Hong Kong Limited	Hong Kong
Extreme Networks China Ltd. (Hong Kong)	Hong Kong
Extreme Networks Technology Co. (Beijing) Ltd	China
Extreme Networks Mauritius	Mauritius
Extreme Networks KK (Japan)	Japan
Extreme Networks APAC Sdn Bhd.	Malaysia
Extreme Networks Do Brasil, Ltda.	Brazil
Extreme Networks Mexico, SA de CV	Mexico
Extreme Networks Chile, Ltda	Chile
Extreme Networks SARL (France)	France
Extreme Networks Spain, SL	Spain
Extreme Networks SRL (Italy)	Italy
Extreme Networks GmbH (Germany)	Germany
Extreme Networks Switzerland GmbH	Switzerland
Extreme Networks UK Technology Limited	United Kingdom
Extreme Networks Netherlands BV	Netherlands
Extreme Networks Rus LLC	Russia
Summit CV (Netherlands)	Netherlands
IHC Networks AB (Sweden)	Sweden
Extreme Networks Ireland Limited	Ireland
Extreme Networks s.r.o.	Czech Republic
Extreme Networks Ireland Holding Ltd.	Ireland
Extreme Networks Ireland Ops Limited	Ireland